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                                                                EXHIBIT 10(iii)




                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of September 1, 1999, by and between Commercial Metals Company, a Delaware corporation (the "COMPANY"), and Murray R. McClean (the "EXECUTIVE").

                                    RECITALS:

         WHEREAS, the Executive has been employed by direct or indirect wholly-owned subsidiaries of the Company since 1985 in various capacities, most recently as a Vice President and President of the International Division of the Company's Marketing and Trading segment with the Executive's principal office and residence near Sydney, Australia; and

         WHEREAS, the Company desires to employ the Executive as a Vice President and President of the Marketing and Trading segment which will require the Executive to relocate his office and residence to the Company's corporate headquarters in Dallas, Texas; and

         WHEREAS, the Executive desires to accept the promotion and employment by the Company;

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Executive agree as follows:

                                    ARTICLE I

         1.1 Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment by the Company for the period and upon the terms and conditions contained in this Agreement. The Executive hereby represents and warrants to the Company that the execution of this Agreement by the Executive and the Executive's performance of his duties hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement to which the Executive is a party or is bound.

         1.2 Office and Duties.

                  (a) Position. The Executive shall have the responsibility and authority to carry out the duties as a Vice President of the Company and President of the Marketing and Trading segment of the Company as described in Exhibit "A" attached hereto and as may be further authorized and directed from time to time by the President and Chief Executive Officer of the Company.



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                  (b) Relocation of Office and Residence. On or before the 1st day of September, 2000, Executive shall relocate his principal office and shall perform his duties primarily from and based out of an office located at the Company's headquarters offices in Dallas, Texas. On or before the 1st day of January, 2001, Executive shall relocate his principal residence and cause his immediate family to move from their current residence in the vicinity of Sydney, Australia, to a residence in the vicinity of Dallas, Texas.

                  (c) Commitment. Throughout the Initial Term and any Renewal Term (both as hereinafter defined) of this Agreement, the Executive shall devote substantially all of his time, energy, skill and professional efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of Company and its subsidiaries.

         1.3 Initial Term and Renewal Term. The INITIAL TERM of this Agreement shall mean the period commencing September 1, 1999, and ending on August 31, 2002, unless earlier terminated in accordance with the terms of this Agreement (in which case "Initial Term" shall refer to such shorter period). In the event neither party has delivered a Notice of Termination (as herein defined) to the other Party on or before the last day of the Initial Term this Agreement shall be automatically extended for a one-year period commencing on September 1, 2002 and ending on August 31, 2003 (a "RENEWAL TERM") and shall continue to be automatically extended upon expiration of the first Renewal Term for two consecutive one-year periods thereafter (each subsequent one-year period a "Renewal Term") unless the Company or the Executive delivers a Notice of Termination as defined in Section 1.05(d). The parties may in their discretion thereafter extend this Agreement on mutually satisfactory terms although neither party shall have any obligation to do so.

         1.4 Compensation.

                  (a) Base Salary. The Company shall pay the Executive as compensation a salary of Three Hundred Thousand Dollars ($300,000) per year, or such greater amount as may be approved by the Company's Board of Directors, payable in accordance with Company's policies and practices applicable to non-exempt employees.

                  (b) Discretionary Bonus Payment. The Company may, in its sole discretion and subject to approval of the Company's Board of Directors, pay the Executive a discretionary annual bonus for each fiscal year beginning September 1 and ending August 31 during the term of this Agreement.

                  (c) Payment and Reimbursement of Expenses. During the Initial Term and any Renewal Term, the Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing his obligations under this Agreement in accordance with the policies and procedures of the



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Company for its employees, provided that the Executive properly accounts therefor in accordance with the policies and procedures of the Company.

                  (d) Fringe Benefits and Perquisites. During the Initial Term and any Renewal Term, the Executive shall be entitled to participate in or receive benefits under any plan or arrangement generally made available to the employees or executive officers of the Company, including periodic grants of stock options, all subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and as approved by the Company's Board of Directors. To the extent permitted by law and the terms of the Company's benefit plans, including the Company's Profit Sharing and 401(k) Plan and Benefit Restoration Plan, prior service by the Executive with a subsidiary of the Company shall be credited as service with the Company for purposes of vesting of any benefit. The Company shall furnish Executive with an automobile equipped with telephone consistent with the Company's policies on automobiles furnished senior corporate executives during the Initial Term and any Renewal Term.

                  (e) Vacations. During the Initial Term and any Renewal Term and in accordance with the regular policies of the Company, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its employees generally, but not fewer than twenty business days in any calendar year (prorated in any calendar year in which the Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which the Executive is so employed).

                  (f) Insurance. Commencing on the date the Executive completes the relocation of his principal office to Company's headquarters office in Dallas, Texas, pursuant to Section 1.2(b) and for the Initial Term and any Renewal Term, the Company shall, to the extent the Executive is insurable under the insurance policy or policies procured by the Company for its employees, provide life insurance coverage, disability insurance and hospital, surgical, medical and/or dental benefits for the Executive and his qualified dependents on such terms as the Company normally provide such items for its salaried employees and executive officers.

                  (g) Moving Expenses and Relocation Assistance. The Company shall, subject to and on a basis consistent with the policies and procedures of the Company, pay or reimburse the Executive for expenses arising from the relocation of Executives' primary residence to the vicinity of Dallas, Texas, including the cost of moving household goods, personal items, spouse and dependent travel to Executive's new residence. In addition to payment or reimbursement of customary moving expenses, the Company shall pay the Executive Twenty-Five Thousand Dollars ($25,000) for miscellaneous costs and expenses not subject to reimbursement which Executive may incur associated with the relocation of his residence pursuant to Section 1.2(b). This payment shall be made within ten (10) days following notice from Executive that he has completed the relocation of his residence. All such reimbursement and payments



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by the Company, to the extent required by law, shall be considered compensation to Executive and subject to any applicable tax withholding requirements.

                  (h) Personal Travel. Each twelve months during the Initial Term or any Renewal Term, the Company shall provide Executive with four round trip airplane tickets between Dallas, Texas and Sydney, Australia, for the personal use of Executive and his family. Two of the tickets shall be Business Class or equivalent and two shall be Tourist (Economy Class) or equivalent. The cost of such tickets shall be paid by the Company and, to the extent required by law, considered compensation to Executive and subject to any applicable tax withholding requirements.

                  (i) Outstanding Loan. The outstanding loan from CMC (Australia) Pty. Limited to the Executive in the unpaid principal amount of $A 150,000.00 as of October 13, 1999, and secured by real property located at 660 Port Hacking Road South Dolon Bay NSW Australia, evidenced by a second mortgage note dated the 6th day of June, 1994, shall, at the Executive's option, be repaid from either (i) the proceeds of the sale of Executive's residence in Australia or (ii) the proceeds of a new loan from the Company in the amount of the unpaid principal and interest and upon terms and conditions satisfactory to the Company and secured by a Deed of Trust lien in favor of the Company on Executive's residence in the vicinity of Dallas, Texas, at the time Executive completes relocation of his residence to Dallas, Texas.

                  (j) Payroll Transition. Until such time as Executive has relocated his principal residence to Dallas, Texas pursuant to Section 1.2(b), and, at such time, is transferred to the Company's payroll, the Company shall cause CMC (Australia) Pty. Limited to pay Executive the base salary described in
Section 1.4(a) and to provide such benefits, insurance coverage and perquisites as are provided other employees of CMC (Australia) Pty. Limited or as the Executive received prior to the effective date of this Agreement. The Executive acknowledges that obligations of the Company to provide the compensation described in Section 1.4 shall be satisfied by compensation received from the payroll of CMC (Australia) Pty. Limited until such time as Executive has relocated his personal residence and is transferred to the Company's payroll.

         1.5 Termination.

                  (a) Nonperformance due to Disability. During the Initial Term or any Renewal Term, the Company may terminate the Executive's employment for Nonperformance due to Disability. "NONPERFORMANCE DUE TO DISABILITY" shall exist if because of ill health, physical or mental disability, or any other reason beyond his control, and notwithstanding reasonable accommodations made by the Company, the Executive shall have been unable, unwilling or shall have failed to perform the essential functions of his job, as determined in good faith by Company's Board of Directors, for a period of 100 days in any 365-day period, irrespective of whether or not such days are consecutive.



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                  (b) Cause. During the Initial Term or any Renewal Term, the
Company may terminate the Executive's employment for Cause. Termination for "CAUSE" shall mean termination because of the Executive's (i) conviction of, or a plea of nolo contendere to, (A) a felony or (B) a misdemeanor involving moral turpitude that causes harm to the Company or any of its affiliates that, in the good faith judgment of the Company, has damaged or interfered with the relationships of the Company or any of its affiliates with any of their customers, suppliers, employees or other agents; (ii) willful misconduct that causes material economic harm to the Company or that brings substantial discredit to the reputation of the Company or any of its affiliates; (iii) substance abuse or illegal use of drugs that impairs the Executive's performance, that causes harm to the Company or any of its affiliates or that, in the reasonable judgment of the Company, has damaged or interfered with the relationships of the Company or any of its affiliates with any of their customers, suppliers, employees or other agents; (iv) material violation of any written policy of the Company or material breach by the Executive of this Agreement, other than a breach of Section 2.2 (Confidential Information) or
Section 2.3 (Non-Competition Agreement); provided, however, that the foregoing shall not constitute Cause unless (A) the Company first notifies the Executive in writing of such violation or breach, specifying in reasonable detail the basis therefor and stating that it is grounds for termination for Cause and (B) the Executive then fails to finally cure such matter within ten (10) business days after such notice is sent or given under this Agreement; (v) commission of an act of fraud, illegality, theft or dishonesty in the course of the Executive's employment with the Company and relating to the assets, activities, operations or employees of the Company or any of its affiliates; or (vi) breach by the Executive of Section 2.2 (Confidential Information) or Section 2.3 (Non-Competition Agreement) of this Agreement. The term "AFFILIATE" shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company, or other applicable entity.

                  (c) Without Cause. During the Initial Term or any Renewal Term, the Company may terminate the Executive's employment Without Cause. Termination "WITHOUT CAUSE" shall mean termination of the Executive's employment by the Company other than termination for Cause or termination for Nonperformance due to Disability.

                  (d) Explanation of Termination of Employment. In addition to any notice required by clause (iv) of Section 1.5(b) (Cause), the party terminating this Agreement shall give prompt written notice ("NOTICE OF TERMINATION") to the other party hereto advising such other party of the termination of this Agreement. If the Company has terminated the Agreement, within thirty (30) days after notification that the Agreement has been terminated, the Company shall deliver to the Executive a written explanation, which shall state in reasonable detail the basis for such termination.




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                  (e) Date of Termination. "DATE OF TERMINATION" shall mean the date on which Notice of Termination is sent or given under this Agreement or the date of the Executive's death, whichever occurs first.

         1.6 Compensation Upon Termination.

                  (a) Termination by the Company for Cause or Nonperformance due to Disability; Termination by the Executive. If the Company terminates the Executive's employment for Cause, or for Nonperformance due to Disability, or if the Executive terminates his employment for any reason, then Company's obligation to pay compensation pursuant to Section 1.4 (Compensation) shall terminate, except that the Company shall pay the Executive his accrued but unpaid salary and provide the fringe and insurance benefits specified in Section
1.4 (Compensation) through the Date of Termination. Thereafter the Company shall provide Executive only such benefits to the extent and for the period of time as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1995 (COBRA) or similar statute applicable to Executive's employment by the Company.

                  (b) Termination Upon Death of the Executive. If the Executive dies prior to the expiration of this Agreement, then the Executive's employment and other obligations under this Agreement shall automatically terminate and Company's obligation to pay compensation pursuant to Section 1.4 (Compensation) shall terminate, except that the Company shall pay the Executive's estate his accrued but unpaid salary and provide the fringe and insurance benefits specified in Section 1.4 (Compensation) through the end of the month in which the Executive's death occurs. Thereafter the Company shall provide the surviving spouse or eligible dependants only such benefits to the extent and for the period of time as may be required by COBRA or similar statute applicable to Executive's employment by the Company.

                  (c) Termination by the Company Without Cause. If the Company shall terminate the Executive's employment Without Cause, then the Company shall continue to pay the base salary then applicable pursuant to Section 1.4 (a) (Compensation) for a period of two years following the date of Notice of Termination during the Initial Term or for twelve months if Notice of Termination occurs during any Renewal Term. No other form of compensation including those specified in Section 1.4 will be paid to or for Executive except as may be required by COBRA or similar statute applicable to Executive's employment by the Company.


                                   ARTICLE II

         2.1 Acknowledgments by the Executive. The Executive acknowledges that he will occupy a position of trust and confidence with the Company and will have the opportunity to become familiar with the following, any and all of which constitute



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confidential information of the Company (collectively, "CONFIDENTIAL
INFORMATION"): (i) any and all trade secrets and proprietary information concerning the business and affairs of the Company, product pricing, contract terms, hedging practices, data, know-how, formulae, compositions, processes, samples, inventions and ideas, past, current and planned product development, supplier lists, customer lists, current and anticipated customer requirements, market studies, marketing plans and strategies, supply or sourcing information, business plans and computer software and programs of the Company and any other information, whether or not documented in any manner, of the Company that is a trade secret within the meaning of applicable trade secret law; (ii) any and all information concerning the businesses and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, new product development information, supplier or customer information, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

         The Executive further acknowledges that the business of the Marketing and Trading Segment of the Company is conducted throughout the United States of America from offices in New York, New Jersey, California and Texas and from approximately fourteen offices through the world (the "BUSINESS AREA"); the Marketing and Trading Segment of the Company buys and sells products throughout the Business Area; the provisions of Section 2.2 (Confidential Information) and
Section 2.3 (Non-Competition Agreement) are reasonable and necessary to protect and preserve the business of the Company; and the Company would be irreparably damaged if the Executive were to breach the covenants set forth in Section 2.2 (Confidential Information) and Section 2.3 (Non-Competition Agreement).

         2.2 Confidential Information. The Executive acknowledges and agrees that all Confidential Information known or obtained by the Executive, whether before or after the date hereof, is the property of the Company. Therefore, the Executive agrees that he shall not, at any time, other than in the Executive's good faith pursuit of the Company's business in the course and scope of the Executive's employment, use or disclose to any unauthorized individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental or quasi-governmental authority of any nature, or other entity (collectively, a "PERSON") or use for his own account or for the benefit of any third party any Confidential Information, whether the Executive has such information in his memory or embodied in writing or other physical form, without the Company's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Executive's actions or the actions of any other Person bound by a duty of confidentiality to the Company or



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one of its affiliates. If the Executive becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any of the Confidential Information, then the Executive will give the Company prompt notice to that effect, and will cooperate with the Company if the Company seeks to obtain a protective order concerning the Confidential Information. The Executive will disclose only such Confidential Information as his counsel shall advise is legally required. The Executive agrees to deliver to the Company, at any time the Company may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company or any of its affiliates and any other Confidential Information that the Executive may then possess or have under his control.

         2.3 Non-Competition Agreement. The Executive agrees and covenants with the Company that for a period beginning on the date hereof and ending on that date that is two (2) years after the Date of Termination, he will not, except pursuant to any written consulting or employment agreement with the Company, directly or indirectly either (a) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with any business which is or proposes to engage in any business conducted during the Initial Term or any Renewal Term of this Agreement by the Marketing and Trading Segment of the Company or any affiliate of the Company in the Marketing and Trading Segment,
(b) solicit or in any manner attempt to influence or induce any employee employed, now or in the future, by the Company or any affiliate of the Company in the Marketing and Trading Segment, to leave such employment, (c) solicit or in any manner attempt to influence or induce any sales or purchasing agent with whom the Marketing and Trading Segment of the Company or any affiliate of the Company in the Marketing and Trading Segment, enters or has entered into an agreement, now or in the future, to act as a sales or purchasing agent with respect to the territories and goods covered by such agreement, (d) induce any Person who is or has been a customer of the Marketing and Trading Segment of the Company or any affiliate of the Company in the Marketing and Trading Segment to patronize any business directly or indirectly in competition with the business conducted by the Marketing and Trading Segment of the Company or any affiliate of the Company in the Marketing and Trading Segment, (e) canvass, solicit or accept from any Person who is or has been a customer of the Marketing and Trading Segment of the Company or any affiliate of the Company in the Marketing and Trading Segment, any such competitive business, or (f) request or advise any Person who is or has been a customer of the Marketing and Trading Segment of the Company or any affiliate of the Company in the Marketing and Trading Segment to withdraw, curtail or cancel any such customer's business with the Marketing and Trading Segment of the Company or any affiliate of the Company in the Marketing and Trading Segment.

         2.4 Exceptions. Notwithstanding the foregoing restrictions, nothing in this Agreement shall be construed to restrict or prohibit ownership by the Executive of



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stock of any company listed on the New York or American Stock Exchanges or the
Nasdaq National Market System; provided, that the Executive's ownership interest is not more than five percent (5%) or more of the outstanding voting shares of such company.

         2.5 Remedies. The parties agree that in the case of a breach by the Executive of any of the foregoing agreements, damages would be difficult, if not impossible, to prove, and the Company shall be entitled to injunctive relief as its primary, but not exclusive remedy, against the breaching Executive. If the Executive is found to have violated any of the foregoing agreements, the parties agree that the duration of the non-competition period set forth above shall be automatically extended by the same period of time that the Executive is determined to be in violation of the foregoing agreements. The parties hereby further agree that the restrictions and obligations herein set forth are (a) reasonable and necessary to protect the substantial value of the Company, and
(b) directly benefit the Executive. The representations and covenants contained in this Article II on the part of the Executive will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company or any officer, director, or stockholder of the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement against the Executive of the covenants of the Executive contained in this
Article II. Notwithstanding any other provision of this Agreement, the provisions of this Article II and the rights and remedies to enforce such provisions shall be assignable in favor of any successor or assign of the Company.


                                   ARTICLE III


         3.1 Executive's Sole Remedy. The Executive's sole remedy shall be against the Company (or any assignee or successor to all or substantially all the assets of the Company (collectively, "ASSIGNS")) for any Executive Claim (defined below). The Executive shall have no claim or right of any nature whatsoever against any of the Company's (or any subsidiary's or owner's) directors, officers, employees, direct and indirect stockholders, owners, trustees, beneficiaries or agents, irrespective of when any such person held such status (collectively, the "THE COMPANY AFFILIATES") (other than Assigns) arising out of any Executive Claim. The Executive hereby releases and covenants not to sue any person other than the Company or its Assigns over any Executive Claim. The Company Affiliates shall be third-party beneficiaries of this Agreement for purposes of enforcing the terms of this Section 3.1 against the Executive. Except as set forth in the immediately preceding sentence, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, the Company and the Company's Assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no person who is not a party to this Agreement may rely on the terms hereof.



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         Upon termination of the Executive's employment, the sole claim of the
Executive against the Company and its Assigns for Executive Claims will be for the amounts described in Section 1.6 (Compensation Upon Termination), and the Executive shall have no claim against the Company or its Assigns for any Executive Claim, other than those set forth in Section 1.6 (Compensation Upon Termination), or against any the Company Affiliate (other than Assigns) for Executive Claims, including, without limitation, any claim for damages of any nature, be they actual, direct, indirect, special, punitive or consequential. The Executive hereby releases and covenants not to sue for, collect or otherwise recover any amount against the Company or its Assigns for any Executive Claim, other than the amounts set forth in Section 1.6 (Compensation Upon Termination), or against any the Company Affiliate (other than Assigns) for any Executive Claim. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT THE LIMITATIONS ON THE EXECUTIVE'S REMEDIES EXPRESSED IN THIS SECTION 3.1 APPLY WITHOUT LIMITATION TO EXECUTIVE CLAIMS RELATING TO NEGLIGENCE.

         "EXECUTIVE CLAIM" shall mean any claim, liability or obligation of any nature whatsoever arising out of this Agreement or an alleged breach of this Agreement or for any other claim arising out of the Executive's employment by the Company or the termination thereof.

         3.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in as a manner customary for communication of such type) as follows:

         (a)      if to the Company, to:

                  Commercial Metals Company
                  7800 Stemmons Freeway
                  Dallas, TX  75247
                  Attention: Stanley A. Rabin - Chief Executive Officer Facsimile No.: 214/689-4326

         with copies to:

                  David M. Sudbury, Esq.
                  General Counsel
                  Commercial Metals Company
                  7800 Stemmons Freeway
                  Dallas, Texas 75247
                  Facsimile No.: 214/689-4326



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         (b)      if to the Executive, to:

                  Murray R. McClean
                  660 Port Hacking Road South
                  Dolans Bay, NSW Australia 2229

Any party by written notice to the other party pursuant to this Section may change the address or the persons to whom notices or copies thereof shall be directed.

         3.3 Assignment. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors, representatives and assigns of each of the parties to this Agreement. No rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, except that the Company may assign their rights under this Agreement without obtaining the prior written consent of the other party hereto to (i) any person who directly or indirectly acquires (whether in a single transaction or a series of related transactions) (a) all or substantially all of the assets of the Company or (b) a majority of the outstanding capital stock of the Company or (ii) any direct or indirect wholly-owned subsidiary of the Company. Any purported assignment in violation of this Agreement shall be void.

         3.4 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

         3.5 Waivers. Any waiver by any party hereto of any breach of or failure to comply with any provision of this Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         3.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

         3.7 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         3.8 Provisions Separable. The provisions hereof are independent of and separable from each other, and no provision shall be affected or rendered invalid or



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unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision hereof, or the application thereof to any situation or circumstance, shall be invalid or unenforceable in whole or in part, then the parties shall seek in good faith to replace any such legally invalid provision or portion thereof with a valid provision that, in effect, will most nearly effectuate the parties' intentions in entering into this Agreement. If the parties are not able to agree on a substitute provision within 30 days after the provision initially is determined to be invalid or unenforceable, then the parties agree that the invalid or unenforceable provision or portion thereof shall be reformed pursuant to Section 3.13 (Arbitration) and the new provision shall be one that, in effect, will most nearly effectuate the parties' intentions in entering into this Agreement.

         3.9 Headings; Index. The headings of paragraphs and Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

         3.10 Governing Law. This Agreement shall be governed by and construed, interpreted and applied in accordance with the laws of the State of Texas, excluding any choice-of-law rules that would refer the matter to the laws of another jurisdiction.

         3.11 Survival. The covenants and agreements of the parties set forth in this Article III are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefor.

         3.12 Voluntary Agreement. The Executive acknowledges that he has had sufficient time and opportunity to read and understand this Agreement and to consult with his legal counsel and other advisors regarding the terms and conditions set forth in this Agreement.

         3.13 Arbitration. Unless otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including the validity or enforceability of this Section 3.13, shall be settled by arbitration in Dallas, Texas, (unless the Company and the Executive agree upon another location) before three arbitrators in accordance with the rules then in effect of the American Arbitration Association. The Company and the Executive shall each, within 30 days from the date of the demand for arbitration, designate one arbitrator, and such designated arbitrators shall mutually agree on, and shall designate, a third arbitrator; provided, however, that, failing such agreement within 30 days after their appointment, the third arbitrator shall be named by the American Arbitration Association. Should any of the arbitrators appointed die, resign, refuse or become unable to act before a decision is given, the vacancy shall be filled by the method set forth above for the original designation. The Company and the Executive shall each pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The written final decision of the majority of the arbitrators shall be furnished to the Company and the Executive in writing and shall binding upon the Company and the Executive and shall not be contested by either of them. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officer or has signed this Agreement on his behalf, as applicable, as of the day and year first above written.


                                /s/ Murray R. McClean
                                ------------------------------
                                MURRAY R. McCLEAN


                                COMMERCIAL METALS COMPANY


                                By: /s/ Stanley A. Rabin
                                   ---------------------------
                                Name:  STANLEY A. RABIN
                                Title: President and
                                       Chief Executive Officer

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT entered into as of September 1, 1999, (the "AGREEMENT") by and between Commercial Metals Company, a Delaware corporation (the "COMPANY"), and Murray R. McClean (the "EXECUTIVE") is made this 10th day of July, 2000.

                                    RECITALS:

         WHEREAS, the Company and the Executive entered into the Agreement as of September 1, 1999; and

         WHEREAS, the Company and the Executive wish to amend the Agreement to provide for loans from the Company for certain of the Executive's relocation expenses;

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Executive agree to amend the Agreement as follows:

         Paragraph 1.4(i) is hereby omitted in its entirety. The following new Paragraph 1.4(i) is substituted thereof:

         (i) Mortgage Relocation Loan and Other Relocation Expense Loan. In connection with the Executive's relocation from Australia to the Dallas headquarters office, the Company shall loan to the Executive a total of Six Hundred Seventy Five Thousand Dollars ($675,000.00) of which Three Hundred Eighty-Five Thousand Dollars ($385,000.00) shall be used solely for the purpose of the payment of a portion of the purchase price of a new principal residence by the Executive. This mortgage relocation loan shall be secured by a second lien mortgage on the Executive's new principal residence and shall be due and payable in five annual equal installments of Seventy Seven Thousand Dollars ($77,000.00) to be deducted from Executive's net after tax annual bonus payments as may be paid by the Company to Executive in October of each year commencing in October, 2001. Should any annual bonus payment due Executive not equal any installment then due, the unpaid balance of that installment shall be added to and shall be due at the time of the next year's installment, provided that all the remaining unpaid balance shall become due and payable on October 31, 2005. The unpaid balance of the mortgage relocation loan shall become due and payable in full within 120 days of the termination of the Executive's employment with the Company for any reason or upon sale of the residence. The mortgage relocation loan shall not be transferable to a subsequent purchaser of the Executive's principal residence. In connection with the mortgage relocation loan, the Executive hereby certifies to the Company that the Executive reasonably expects to be entitled to and will itemize deductions in calculating the Executive's Federal Income Tax liability for each year the loan is outstanding. It is the intent of the Company and the Executive that this loan shall meet the requirements of regulations set forth under the Internal Revenue Code of 1986 (the "Code") Section 1.7872-5T(b)(6) and (c)(1) so as to qualify as an employee relocation loan exempt from the application of Code Section 7872.

                           In addition to the mortgage relocation loan, the
                  Company shall loan the Executive an additional Two Hundred Ninety Thousand Dollars ($290,000.00) for other relocation expenses to be drawn down periodically as requested by Executive on or after July 10, 2000. A portion of the proceeds of this other relocation expense loan shall be used by Executive to repay in full on or before August 31, 2000, the outstanding principal and interest on the loan from CMC Australia Pty. Ltd. to the Executive in the unpaid principal amount of $A 150,000.00 as of October 13, 1999, secured by real property owned by Executive located at 660 Port Hacking Road South, Dolans Bay NSW Australia, (the "Australian Property") as evidenced by a second mortgage note dated the 6th day of June, 1994. This other relocation expense loan shall be evidenced by an appropriate promissory note providing for payment of accrued interest and ten equal payments of principal, each in the amount of Twenty-Nine Thousand Dollars ($29,000.00), to be deducted from Executive's net after tax annual bonus payment as may be paid by the Company to Executive in October of each year commencing in October, 2001. Should any annual bonus payment due Executive not equal the installment then due, the unpaid balance of principal only shall be added to the next year's installment with all the remaining unpaid principal balance and accrued interest due and payable on or before October 31, 2010. All accrued interest for each period preceding a installment payment date shall be paid by Executive no later than October 31 of each year either by deduction from Executive's net after tax annual bonus payment or directly by Executive if the bonus payment is not sufficient. The note evidencing the other relocation expense loan shall further provide that it shall be due and payable in full within 120 days of the termination of the Executive's employment with the Company for any reason. Furthermore, the note shall provide for interest at a rate equal to the one-year United States Treasury constant maturity rate for the month of July, 2000, as published by the Federal Reserve Board of Governors plus one percent (1%) and shall be adjusted commencing September 1, 2001 and annually each September 1 thereafter to the then most recently published one year constant maturity rate for the month of July of each succeeding year plus one percent (1%). At the option and expense of the Company, the Executive's obligations under the note may be secured by a second mortgage note on the Australian Property.

         Except as specifically provided herein, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall be and remain in full force and effect for any and all purposes. From and after the date of this First Amendment, any and all references to the Agreement shall refer to the Agreement as hereby amended.


         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

                                         /s/ Murray R. McClean
                                         ------------------------------------
                                         MURRAY R. McCLEAN


                                         COMMERCIAL METALS COMPANY


                                         BY:      /s/ Stanley A. Rabin
                                            ---------------------------------
                                                  STANLEY A. RABIN
                                                  President and
                                                  Chief Executive Officer

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT entered into as of September 1, 1999, as amended July 10, 2000, (the "AGREEMENT") by and between Commercial Metals Company, a Delaware corporation (the "COMPANY"), and Murray R. McClean (the "EXECUTIVE") is made this 2nd day of October 2000.

                                    RECITALS:

         WHEREAS, the Company and the Executive entered into an Employment Agreement as of September 1, 1999, which was amended by a First Amendment dated July 10, 2000; and

         WHEREAS, the Company and the Executive wish to further amend the Agreement to provide Executive with funds for unanticipated expenses incurred by the Executive and related to the Executive's relocation from Australia to the United States;

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Executive agree to amend the Agreement as follows:

         Paragraph 1.4(g) is hereby amended to provide that the amount to be paid to Executive for miscellaneous costs and expenses, which do not qualify as reimbursable moving expenses, shall be changed from Twenty Five Thousand Dollars ($25,000.00) to Fifty Thousand Dollars ($50,000.00). In all other respects Paragraph 1.4(g) remains as written.

         Except as specifically provided herein, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall be and remain in full force and effect for any and all purposes. From and after the date of this Second Amendment, any and all references to the Agreement shall refer to the Agreement as amended by the First and Second Amendments.


         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

                                         /s/ Murray R. McClean
                                         ------------------------------------
                                         MURRAY R. McCLEAN


                                         COMMERCIAL METALS COMPANY


                                         BY:      /s/ Stanley A. Rabin
                                            ---------------------------------
                                                  STANLEY A. RABIN
                                                  President and
                                                  Chief Executive Officer